Exhibit 99.1

Media Contact	Investor Contact
Bob Guenther 203-578-2391	Terry Mangan 203-578-2318
Rguenther@websterbank.com	tmangan@websterbank.com

WEBSTER ANNOUNCES REPURCHASE OF

REMAINING BALANCE OF PREFERRED STOCK FROM U.S TREASURY

WATERBURY, Conn., December 29, 2010 – Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., announced that it has repurchased today the remaining $200 million of preferred stock that was issued to the U.S. Department of the Treasury under its Capital Purchase Program (“CPP”). The repurchase follows Webster’s recent public offering and private placement of a total of 8.7 million shares of its common stock.

Webster originally received a $400 million investment through the Capital Purchase Program in November 2008 and repurchased $100 million in each of March 2010 and October 2010. Webster paid the U.S. Treasury Department a total of $36.9 million in dividends on the preferred stock over the course of the investment.

“We are pleased to have completed this orderly, responsible repurchase of CPP stock in a shareholder considerate manner,” said James C. Smith, chairman and chief executive officer. “Webster’s participation in the CPP strengthened our already well-capitalized position during uncertain economic times, and the U.S. Treasury has earned an excellent return on its investment.”

Today’s $200 million repurchase will result in the acceleration of $2.7 million in discount accretion related to the underlying preferred shares. This will be in addition to the previously announced $1.4 million of accelerated accretion in connection with the $100 million repurchase that occurred in October 2010. The combined amount of $4.1 million will be recognized as a reduction to net income available to common shareholders in its results for the fourth quarter of 2010. Today’s repurchase will eliminate $10 million of annual dividend expense, and $1.9 million of additional annual income tax expense related to CPP participation.

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Webster Financial Corporation (NYSE: WBS) is the holding company for Webster Bank, National Association. With $17.8 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 181 banking offices, 497 ATMs, mobile banking, the Customer Care Center, and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the equipment finance firm Webster Capital Finance, and provides health savings account, trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender.

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